Exhibit 10.1

TERM LOAN AGREEMENT
Dated as of April 3, 2023
among
THE ANDERSONS, INC.,
as the Borrower,
FARM CREDIT MID-AMERICA, PCA,
as Administrative Agent,
and
THE LENDERS PARTY HERETO

FARM CREDIT MID-AMERICA, PCA,
as Sole Lead Arranger and Sole Bookrunner

ARTICLE I    DEFINITIONS AND INTERPRETIVE PROVISIONS    1
1.1    Defined Terms    1
1.2    Rules of Interpretation    20
1.3    Accounting    21
1.4    Times of Day    21
1.5    Rounding    22
1.6    Interest Rates    22
ARTICLE II    THE COMMITMENTS AND CREDIT EXTENSIONS    22
2.1    Term Loans    22
2.2    Borrowings of Loans    22
2.3    Prepayments    23
2.4    [Reserved]    23
2.5    Repayment of Term Loans    24
2.6    Interest    24
2.7    Fees    25
2.8    Computation of Interest and Fees    25
2.9    Evidence of Debt    25
2.10    Payments Generally; Administrative Agent’s Clawback    25
2.11    Sharing of Payments by Lenders    27
2.12    Defaulting Lenders    27
ARTICLE III    TAXES, YIELD PROTECTION AND ILLEGALITY    28
3.1    Taxes    28
3.2    Illegality    32
3.3    Inability to Determine Rates    32
3.4    Increased Costs    34
3.5    Compensation for Losses    35
3.6    Mitigation Obligations; Replacement of Lenders    36
3.7    Survival    37
ARTICLE IV    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS    37
4.1    Conditions of Effectiveness and Funding    37
ARTICLE V    REPRESENTATIONS AND WARRANTIES    39
5.1    Litigation and Proceeds    39
5.2    Other Agreements    39
5.3    Licenses, Patents, Copyrights, Trademarks and Trade Names    39
5.4    Liens    39
5.5    Location of Assets; Chief Executive Office    39
5.6    Tax Liabilities    39
5.7    Indebtedness    40
5.8    Affiliates    40
5.9    Environmental Matters    40
5.10    Existence    40
5.11    Authority    40
5.12    Binding Effect    41
5.13    Correctness of Financial Statements    41
5.14    Employee Controversies    41
5.15    Ownership of Properties    41
5.16    Compliance with Laws and Regulations    41
5.17    Solvency    41
5.18    ERISA    41

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(continued)

5.19    Margin Regulations    41
5.20    Investment Company Act Not Applicable    42
5.21    Full Disclosure    42
5.22    Intellectual Property    42
5.23    Survival of Warranties    42
5.24    No Material Adverse Effect; No Default or Event of Default    42
5.25    Anti-Corruption Laws; Sanctions    42
5.26    Affected Financial Institution    43
5.27    Plan Assets; Prohibited Transactions    43
ARTICLE VI    COVENANTS    43
6.1    Financial Reporting and Other Information    43
6.2    Conduct of Business    45
6.3    Insurance    45
6.4    Financial Covenants    45
6.5    Employee Plans    45
6.6    Notice of Suit; Adverse Change in Business or Default    46
6.7    Use of Proceeds    46
6.8    Books and Records; Inspection    46
6.9    Sanctions; Anti-Money Laundering Compliance    46
6.10    Liens    47
6.11    Merger    47
6.12    Secured Indebtedness    47
6.13    Guarantees and Other Contingent Obligations    48
6.14    Disposition of Property    48
6.15    Restricted Payments    49
6.16    Affiliates    49
6.17    Investments    49
6.18    Further Assurances    49
6.19    Farm Credit Equity    50
        50
6.20    Swaps    51
ARTICLE VII    DEFAULT AND REMEDIES    51
ARTICLE VIII    53
8.1    Remedies Upon Event of Default    53
8.2    Application of Funds    53
ARTICLE IX    ADMINISTRATIVE AGENT    54
9.1    Appointment and Authority    54
9.2    Rights as a Lender    54
9.3    Exculpatory Provisions    54
9.4    Reliance by Administrative Agent    55
9.5    Delegation of Duties    55
9.6    Resignation or Removal of Administrative Agent    56
9.7    Non-Reliance on Administrative Agent and Other Lenders    57
9.8    No Other Duties, Etc    57
9.9    Administrative Agent May File Proofs of Claim    57
9.10    Guaranty Matters    57
9.11    Certain ERISA Matters    57
ARTICLE X    MISCELLANEOUS    58
10.1    Amendments, Etc    58

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(continued)

10.2    Notices; Effectiveness; Electronic Communications    60
10.3    No Waiver; Cumulative Remedies; Enforcement    62
10.4    Expenses; Indemnity; Damage Waiver    62
10.5    Payments Set Aside    64
10.6    Successors and Assigns    64
10.7    Treatment of Certain Information; Confidentiality    68
10.8    Right of Setoff    69
10.9    Survival of Representations and Warranties    69
10.10    Independent Effect of Covenants    70
10.11    Governing Law; Jurisdiction; Etc    70
10.12    WAIVER OF JURY TRIAL    70
10.13    Counterparts; Integration; Effectiveness; Electronic Execution    71
10.14    No Advisory or Fiduciary Responsibility    71
10.15    Severability    71
10.16    USA PATRIOT Act    72
10.17    Inconsistencies with Other Documents    72
10.18    Borrower Rights    72

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ANNEX

    A    Commitments and Applicable Percentages

SCHEDULES

1.1(a)    Excluded Subsidiaries
1.1(c)    Material Subsidiaries
5.1    Litigation
5.2    Other Agreements
5.7    Indebtedness
5.8    Affiliates
5.9    Environmental Matters
5.14    Employee Controversies
5.15    Ownership of Properties
6.10    Liens
6.17    Investments
6.18    Guarantors
10.6(d)    Specified Voting Participants

EXHIBITS

Form of
A    Loan Notice
B    Note
C    Compliance Certificate
D    Assignment and Assumption
E    United States Tax Compliance Certificate

-iv-

TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT (this “Agreement”) is entered into as of April 3, 2023 among THE ANDERSONS, INC., an Ohio corporation (the “Borrower”), each lender from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), and FARM CREDIT MID-AMERICA, PCA, as Administrative Agent.
The Borrower has requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to provide such term loan facility, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETIVE PROVISIONS
1.1Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or a Consolidated Subsidiary (i) acquires any going-concern business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Adjusted Working Capital” means, as of any date of determination for the Borrower and its Consolidated Subsidiaries, the positive difference, if any, of current assets minus current liabilities (determined in accordance with GAAP); provided, that each determination of current liabilities (x) shall include the aggregate principal amount of all outstanding loans and advances and issued and outstanding standby and commercial letters of credit under the Working Capital Facility Agreement, together with all interest, costs and fees accruing thereon or otherwise payable in connection therewith and (y) shall exclude principal in respect of the term loans outstanding under the Working Capital Facility Agreement and revolving loans outstanding under the Working Capital Facility Agreement the proceeds of which were used to consummate acquisitions, capital expenditures or purchases of fixed assets and standby and commercial letters of credit issued and outstanding under the Working Capital Facility Agreement supporting long-term Indebtedness.
“Administrative Agent” means FCMA in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address as set forth in Section 10.2, or such other address as the Administrative Agent hereafter may designate by written notice to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form provided by the Administrative Agent to the Lenders, or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means (a) in all cases, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) in addition to the foregoing, with respect to a specified Person (if such specified Person is the Borrower or a Consolidated Subsidiary), another Person (i) that directly or beneficially owns or holds twenty-five percent (25%) or more of any class of the voting Equity Interest of the Borrower or a Consolidated Subsidiary; (ii) twenty-five percent (25%) or more of the voting Equity Interest of which is owned directly or beneficially or held by the Borrower or a Consolidated Subsidiary; or (iii) that is a director, officer, agent or employee of the Borrower or a Consolidated Subsidiary.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Term Loan Agreement.
“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Borrower or its Subsidiaries (including, for the avoidance of doubt, all Excluded Subsidiaries) from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means all applicable Laws related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Margin” means (a) 1.675% per annum for Term SOFR Loans and (b) 0.675% per annum for Base Rate Loans.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the sum of the aggregate unused Term Loan Commitments (if any) plus the aggregate outstanding principal amount of all Term Loans represented by the sum of such Lender’s unused Term Loan Commitment (if any) at such time plus the aggregate outstanding principal amount of such Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Annex A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means FCMA, in its capacity as sole lead arranger and sole bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect on the Prime Rate Determination Date, (b) the Federal Funds Rate in effect on such day plus 0.50%, (c) Term SOFR plus 1.00% and (d) 1.00%; provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable. Any change in any of the foregoing rates shall take effect at the opening of business on the effective day of such change.
“Base Rate Loan” means any Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“Borrower Materials” has the meaning assigned to such term in Section 10.2(d)(i).
“Borrowing” means a Term Loan Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks or farm credit banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located, or any other day on which the Administrative Agent’s Office is in fact closed.
“Capitalization” means, on any date of determination for the Borrower and its Consolidated Subsidiaries, (x) Tangible Net Worth plus (y) Long Term Debt.
“Change in Control” means, (a) as to the Borrower, (i) the voting Equity Interests of the Borrower shall cease to be publicly traded, or (ii) more than forty percent (40%) of the voting Equity Interests of the Borrower is owned or controlled, directly or indirectly, by one Person or an affiliated group of Persons, and (b) as to any Consolidated Subsidiary of the Borrower, the voting or controlling Equity Interests of such Subsidiary shall cease to be Controlled by the Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means April 3, 2023.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term Loan Commitment or any other commitment to extend credit hereunder, as the context may require.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definition of “Base Rate”, the definition of “SOFR”, the definition of “Term SOFR”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated”, when used in connection with financial information, has the meaning set forth in Section 9.8.
“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) unusual or non-recurring non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) unusual or non-recurring income or gains realized other than in the ordinary course of business, (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense), and (4) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Borrower and its Consolidated Subsidiaries (including all Excluded Subsidiaries) on a Consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period, (a) if at any time during such Reference Period, the Borrower or a Consolidated Subsidiary (including Excluded Subsidiaries) shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (b) if during such Reference Period the Borrower or a Consolidated Subsidiary (including Excluded Subsidiaries) shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, and with that portion of Consolidated EBITDA corresponding with the subject of such Material Acquisition being determined in accordance with the requirements of this definition.
“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Consolidated Subsidiaries (including Excluded Subsidiaries) calculated on a Consolidated basis for such period (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swaps in respect of interest rates to the extent that such net costs are allocable to such period). For the purposes of calculating Consolidated Interest Expense for any Reference Period, (i) if at any time during such Reference Period the Borrower or a Consolidated Subsidiary (including Excluded Subsidiaries) shall have made any Material Disposition, the Consolidated Interest Expense for such Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense (if positive)

attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Interest Expense (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or a Consolidated Subsidiary (including Excluded Subsidiaries) shall have made a Material Acquisition, Consolidated Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, and with that portion of Consolidated Interest Expense corresponding with the subject of such Material Acquisition being determined in accordance with the requirements of this definition.
“Consolidated Net Income” means, with reference to any period, calculated on a Consolidated basis for such period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries (including Excluded Subsidiaries) prior to giving effect to any deductions for non-controlling interests (which, for the avoidance of doubt, shall be the amount reflected in the Borrower’s financial reporting under the “Net income (loss)” line-item).
“Consolidated Subsidiary” or “Consolidated Subsidiaries” means, at any time, any Subsidiary (or all such Subsidiaries, taken together, as applicable) the accounts of which are required at that time to be Consolidated in the Consolidated financial statements of the Borrower, assuming that such financial statements are prepared in accordance with GAAP; provided, however, that no Excluded Subsidiary shall constitute or qualify as a Consolidated Subsidiary.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means a Term Loan Borrowing.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“Default Rate” means, when used with respect to Obligations, an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin applicable to Base Rate Loans plus (c) 2% per annum; provided that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.12(b), at any time that there is more than one Lender, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such

Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any Property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar” and “$” means the lawful currency of the United States.
“Domestic Subsidiary” means a Subsidiary of the Borrower incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).
“Employee Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored or maintained by any of the Borrower and its Consolidated Subsidiaries, with respect to which any of the Borrower and its Consolidated Subsidiaries is required to make any contributions or with respect to which any of the Borrower and its Consolidated Subsidiaries has, or could reasonably be expected to have, any liability (excluding, for purposes of this Agreement, any Multiemployer Plan).
“Environmental Laws” has the meaning assigned to such term in Section 5.9.
“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by the Borrower or an ERISA Affiliate to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Plan, whether or not waived; (c) the filing by the Borrower or an ERISA Affiliate pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in ARTICLE VII.
“Excluded Subsidiary” means any Subsidiary of the Borrower listed on Schedule 1.1(a) on the Closing Date, as updated from time to time in accordance with Section 6.1(c).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Farm Credit Equities” has the meaning assigned to such term in Section 6.19(a).

“Farm Credit System Institution” means any farm credit bank, any Federal land bank association, any production credit association, the banks for cooperatives, and such other institutions as may be subject to regulation by the Farm Credit Administration, including, without limitation, any federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time. When used in this Agreement in reference to the Farm Credit Equities, “Farm Credit System Institution” shall also include the affiliate of such Farm Credit System Institution in which such Farm Credit Equities are purchased or acquired, as applicable.
“Farm Products” means all personal Property owned by the Borrower and its Consolidated Subsidiaries used or for use in farming or livestock operations, including without limitation, seed and harvested or un-harvested crops of all types and descriptions, whether annual or perennial and including trees, vines and the crops growing thereon, native grass, grain, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, chemicals, veterinary supplies and related Goods), livestock of all types and descriptions (including without limitation, the offspring of such livestock and livestock in gestation) and any other “farm products” (as defined in the UCC).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practice adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCMA” means Farm Credit Mid-America, PCA and its successors.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means any letter agreement entered into from time to time by the Borrower and FCMA, in its capacity as the Administrative Agent, Arranger and/or Lender.
“Financed Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Financed Lease Obligations” of a Person means the amount of the obligations of such Person under Financed Leases which would be shown as a liability on the balance sheet of such Person prepared in accordance with GAAP.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction not located in the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.13, subject at all times to Section 9.8.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).
“Guarantor” means each Material Subsidiary that is a party to the Guaranty, either on the Closing Date or pursuant to the terms of Section 6.18, and their respective successors and assigns.
“Guaranty” means that certain Guaranty, dated as of the Closing Date, executed by each of the Guarantors in favor of the Administrative Agent for the ratable benefit of the Lenders, as such Guaranty has been, and may be, supplemented from time to time, or may otherwise be amended or modified from time to time.
“Immaterial Reporting Subsidiary” has the meaning assigned to such term in Section 6.1(a).
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (including the Obligations under this Agreement and the other Loan Documents), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Financed Lease Obligations, (vii) obligations as an account party with respect to standby and commercial letters of credit, (viii) Contingent Obligations of such Person, and (ix) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the Consolidated balance sheet of such Person. Notwithstanding anything to the contrary set forth herein, the portion of any Indebtedness of any Excluded Subsidiary which is guaranteed by the Borrower or a Consolidated Subsidiary, or for which the Borrower or a Consolidated Subsidiary otherwise provides credit support (including, without limitation, collateral support), shall constitute Indebtedness hereunder and in connection herewith.

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.4(b).
“Information” has the meaning assigned to such term in Section 10.7.
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the first day of each calendar month (commencing on May 1, 2023) and the Maturity Date and (b) as to any Base Rate Loan, the first day of each calendar quarter and the Maturity Date.
“Interest Period” means, initially, the period commencing on the Closing Date and ending on the next succeeding Interest Rate Reset Date, and, thereafter, each period commencing on the date on which the immediately preceding Interest Period expires and ending on the next succeeding Interest Rate Reset Date; provided, however, that no Interest Period shall extend beyond the Maturity Date.
“Interest Rate Reset Date” means the first day of each calendar month (with the first such date occurring on May 1, 2023).
“Inventory” means any and all Goods which shall at any time constitute “inventory” (as defined in the UCC) or Farm Products owned by the Borrower and its Consolidated Subsidiaries, wherever located (including, without limitation, Goods in transit and Goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in the Borrower’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).
“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) Equity Interests, bonds, mutual funds, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificate of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender hereafter may designate by written notice to the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Financed Lease or other title retention agreement, and any title or interest in Inventory transferred to, or any other precautionary security interest or filing in favor of, a Structured Inventory Purchaser pursuant to a Structured Inventory Purchase permitted under this Agreement).
“Loan” means a Term Loan or any other loan hereunder, as the context may require.
“Loan Documents” means, collectively, this Agreement, the Guaranty, the Notes, and the Fee Letter and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.
“Loan Notice” means a notice of (a) the Term Loan Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term SOFR Loans, in each case, pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent, appropriately completed and signed by a Senior Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and the Guarantors.
“Long Term Debt” means (x) revolving loans outstanding under the Working Capital Facility Agreement the proceeds of which were used to consummate acquisitions, capital expenditures or purchases of fixed assets and (y) Indebtedness of the Borrower and its Consolidated Subsidiaries that is classified as non-current per GAAP, including the current portion thereof, if any.
“Long Term Debt to Capitalization Ratio” means, as of any date, the ratio of Long Term Debt to Capitalization.
“Margin / Swap Accounts” means, collectively, all Commodity Accounts and all Commodity Contracts (as each is defined under the UCC) and (to the extent not included in Commodity Accounts or Commodity Contracts) all Swap and cash forward contracts maintained by the Borrower and its Consolidated Subsidiaries with respect to Swaps.
“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $150,000,000.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, operations, assets or condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents.
“Material Disposition” means any sale, transfer or disposition of Property or series of related sales, transfers, or dispositions of Property (other than inventory in the ordinary course of business) that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $150,000,000.
“Material Indebtedness” means Indebtedness of the Borrower or any Guarantor in an outstanding principal amount of $50,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Material Reporting Subsidiaries” means, at the fiscal quarter end with respect to which, pursuant to Section 6.1, financial statements have been, or are required to have been, delivered by the Borrower, as reflected in such financial statements, the Subsidiaries of the Borrower (including Excluded Subsidiaries) (a) which in the aggregate contributed more than twenty-five percent (25%) of Consolidated EBITDA, or (b) have in the aggregate assets which represent more than twenty-five percent (25%) of the Consolidated gross assets of the Borrower and its Subsidiaries. Schedule 1.1(c) contains a list of the Material Reporting Subsidiaries of the Borrower as of the Closing Date.
“Material Subsidiary” means, at the fiscal quarter end with respect to which, pursuant to Section 6.1, financial statements have been, or are required to have been, delivered by the Borrower, as reflected in such financial statements, a Subsidiary of the Borrower (including an Excluded Subsidiary) (a) which contributed more than ten percent (10%) of Consolidated EBITDA, or (b) has assets which represent more than ten percent (10%) of the Consolidated gross assets of the Borrower and its Subsidiaries. Schedule 1.1(c) contains a list of each Material Subsidiary of the Borrower as of the Closing Date.
“Maturity Date” means April 3, 2031; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means an employee pension benefit plan of the type described in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, maintained pursuant to a collective bargaining agreement or any other arrangement, in each case, to which the Borrower or any ERISA Affiliate is, or in the immediately preceding six (6) years was, a party.
“Net Tangible Assets Amount” means, as of any date of determination therefor, the positive difference, if any, of (x) the aggregate value of all assets owned or controlled by the Borrower and its Consolidated Subsidiaries, as adjusted for commodity derivative liabilities, minus the aggregate of (y) the aggregate principal amount of all Secured Debt then outstanding plus the aggregate face amount of all then outstanding grain payables plus the aggregate amount of customer prepayments plus goodwill and other intangibles (with the understanding that all of the foregoing items shall be specified in the Borrower’s financial statements from time to time delivered pursuant to the requirements hereof).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Term Loans of such Lender, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).
“Participant” has the meaning assigned to such term in Section 10.6(d).
“Participant Register” has the meaning assigned to such term in Section 10.6(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means any Acquisition made by the Borrower or a Consolidated Subsidiary, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or is a line of business that is similar, ancillary or complementary thereto or is a reasonable extension thereof, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) with respect to any Acquisition where the aggregate consideration (including, without limitation, any assumption of Indebtedness) in respect thereof equals or exceeds $150,000,000, the Borrower shall have furnished to the Administrative Agent a certificate demonstrating in reasonable detail pro forma compliance with the financial covenants contained in Section 6.4 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.
“Person(s)” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any ERISA Affiliate has, or could reasonably be expected to have, any liability (excluding, for purposes of this Agreement, any Multiemployer Plan).
“Plan Assets” is defined in Section 5.27.

“Platform” means Debt Domain, Intralinks, Syndtrak, kiteworks or a substantially similar electronic transmission system.
“Prime Rate” means the interest rate quoted as of the tenth day (or, if such tenth day is not a Business Day, the first Business Day immediately preceding such tenth day) of the calendar month (such day, the “Prime Rate Determination Date”) immediately preceding the month in which such day falls by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) on such Prime Rate Determination Day as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined in good faith by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined in good faith by the Administrative Agent) on such Prime Rate Determination Date.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 10.2(d)(ii).
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.
“Reference Period” means any period of four (4) consecutive fiscal quarters of the Borrower.
“Register” has the meaning assigned to such term in Section 10.6(c).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Rescindable Amount” has the meaning as defined in Section 2.10(a)(ii).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in the Borrower or a Consolidated Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or a Consolidated Subsidiary or any option, warrant or other right to acquire any such Equity Interest in the Borrower or a Consolidated Subsidiary.
“S&P” means S&P Global Ratings, a business of S&P Global Inc., and any successor thereto.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Person” is defined in Section 5.25.
“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning specified in Section 3.3(b)(ii).
“Secured Debt” means Indebtedness secured by Liens granted by the Borrower or a Consolidated Subsidiary.
“Secured Working Capital Basket” is defined in Section 6.12.
“Senior Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer, chief operating officer, treasurer, assistant treasurer or general counsel of such Loan Party, any other officer of such Loan Party as hereafter may be designated by written notice by such Loan Party to the Administrative Agent (so long as such officer is reasonably acceptable to the Administrative Agent) and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1 or otherwise in connection with this Agreement, the secretary or any assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Senior Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Senior Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“Structured Inventory Purchase” means a transfer of Inventory where (i) the initial seller of such Inventory is obligated to repurchase such Inventory from the initial purchaser thereof pursuant to the terms of such purchase; (ii) the initial seller of such Inventory may, at its option, repurchase such Inventory from the initial purchaser thereof pursuant to the terms of such purchase; (iii) the initial purchaser of such Inventory may require, at its option, the initial seller thereof to repurchase such Inventory pursuant to the terms of such purchase; or (iv) the initial seller of such Inventory may instruct the initial purchaser thereof to sell, at a later date, such Inventory to another Person designated by such initial seller pursuant to the terms of the initial purchase.
“Structured Inventory Purchase Amount” means the initial aggregate purchase price paid by the initial purchaser of Inventory under a Structured Inventory Purchase.
“Structured Inventory Purchaser” means a Lender or other financial institution (including any Affiliate thereof) that purchases Inventory from the Borrower or a Consolidated Subsidiary pursuant to a Structured Inventory Purchase.
“Subsidiary” of a Person means (i) (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, or (ii) such corporation, partnership, limited liability company, association, joint venture or similar business organization is, as of the applicable determination date, Controlled by such Person. Notwithstanding the foregoing or anything to the contrary set forth herein, for purposes of the following Sections of this Agreement, a “Subsidiary” of the Borrower shall include all Excluded Subsidiaries: Section 5.13, Correctness of Financial Statements; Section 5.21(b), Beneficial Ownership Certification; Section 5.25, Anti-Corruption Laws; Sanctions; Section 6.7, Use of Proceeds; Section 6.8, Books and Records; and Section 6.9, Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws Compliance.

“Substantial Portion” means, with respect to the Property of the Borrower and its Consolidated Subsidiaries, Property which represents more than 20% of the Consolidated assets of the Borrower and its Consolidated Subsidiaries taken as a whole or Property which is responsible for more than 20% of the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries taken as a whole, in each case, as would be shown in the Consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
“Successor Rate” has the meaning specified in Section 3.3(b).
“Swap” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, spot or forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Swap Obligation” means, with respect to any Person, any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swaps, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap.
“Tangible Net Worth” means, for any date of determination, the Borrower and its Consolidated Subsidiaries’ (a) net worth (including, for the avoidance of doubt, the book value of minority interests), minus (b) the book value of intangible assets, minus (c) the aggregate outstanding principal amount of Indebtedness of the Borrower and its Consolidated Subsidiaries (to the extent not already included in the determination of clause (a)). For the avoidance of doubt, “Tangible Net Worth” shall include the value of an Excluded Subsidiary’s equity (as defined under GAAP) to the extent it is owned directly or indirectly by the Borrower or a Consolidated Subsidiary. All of the foregoing shall appear in the Borrower’s financials as delivered hereunder from time to time.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” has the meaning assigned to such term in Section 2.1.
“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans made by each of the Lenders pursuant to Section 2.1.
“Term Loan Commitment” means, as to each Lender, its obligation to make a single Term Loan to the Borrower pursuant to Section 2.1 on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term SOFR” means:
(a)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to one month; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)for any interest calculation with respect to a Base Rate Loan on any date during an Interest Period, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to one month; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that (i) notwithstanding anything to the contrary herein, Term SOFR for the initial Interest Period hereunder shall be deemed to be 4.8034% and (ii) if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan bearing interest based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable commercially available source providing such quotations as may be designated by the Administrative Agent from time to time.
“Total Credit Exposure” means, as to any Lender at any time, the aggregate outstanding principal amount of Loans of such Lender at such time.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or Term SOFR Loan.
“UCC” has the meaning assigned to such term in Section 1.2(d).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“Unsecured Debt” means, for any determination date therefor, the positive difference, if any, of the aggregate outstanding principal amount of Indebtedness of the Borrower and its Consolidated Subsidiaries minus the aggregate outstanding principal amount of Secured Debt.
“Unsecured Debt to Net Tangible Assets Amount Ratio” means, as of any date, the ratio of Unsecured Debt to the Net Tangible Assets Amount.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.1(g)(ii)(B)(3).
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital Facility Agreement” means that certain Credit Agreement dated as of January 11, 2019 among the Borrower, the lenders party thereto and U.S. Bank National Association, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time, and any credit agreement that replaces or refinances such agreement.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Rules of Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the Uniform Commercial Code of New York (the “UCC”) to the extent the same are used or defined therein, specifically including, but not limited to the following: Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Electronic Chattel Paper, Goods, Instruments, Investment Property, General Intangibles, Payment Intangibles, Securities Accounts and Tangible Chattel Paper.
1.3Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.13, including, without limitation, references to “Consolidated” meaning, unless otherwise specified, the consolidation of accounts in accordance with GAAP; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower and its Consolidated Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standards having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. In addition, notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on November 14, 2018.
1.4Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.5Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.6Interest Rates. The Administrative Agent does not warrant, nor accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor

Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
1.1Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each such loan, a “Term Loan”) to the Borrower on the Closing Date in an amount equal to such Lender’s Term Loan Commitment. The Term Loan Borrowing shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. Term Loans shall be Base Rate Loans or Term SOFR Loans, as further provided herein.
1.2Borrowings of Loans.
(a)Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent in the form of a Loan Notice, which notice must be received by the Administrative Agent not later than 12:00 p.m. (i) two U.S. Government Securities Business Days prior to the requested date of any conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans and (ii) on the requested date of the Term Loan Borrowing. Each Loan Notice shall specify (i) whether the Borrower is requesting the Term Loan Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, which shall be, (A) with respect to Term Loans that are Base Rate Loans, a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (B) with respect to Term SOFR Loans, a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (C) with respect to the Borrowing of Term Loans on the Closing Date, the full amount of the aggregate Term Loan Commitments, (iv) the Type of Loans to be borrowed or to which existing Term Loans, as applicable, are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Term SOFR Loans. Any such automatic conversion to Term SOFR Loans, as applicable, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the applicable Lenders of each Loan Notice.
(b)Not later than 12:00 p.m. on the Business Day specified in the applicable Loan Notice, each applicable Lender shall make the amount of its Loan available to the Administrative Agent, for the account of the Borrower, in immediately available funds at the Administrative Agent’s Office. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Borrowing requested pursuant to the terms hereof in immediately available funds by crediting or wiring such proceeds as may be agreed upon by the Borrower and the Administrative Agent from time to time.

Subject to Section 2.10(a)(i), the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Applicable Percentage of such Loan.
(c)Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, (i) no Loans may be requested as, or converted into, Term SOFR Loans without the consent of the Required Lenders and (ii) the Required Lenders in their sole discretion may elect to not allow the continuation of any Term SOFR Loan (in which case such Loans shall be converted into Base Rate Loans).
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.
(e)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
1.3Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part; provided that (a) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to any date of prepayment of Term SOFR Loans and (ii) one (1) Business Day prior to any date of prepayment of Base Rate Loans and (b) any such prepayment shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Each such prepayment pursuant to this Section 2.3 shall be paid to the Lenders in accordance with their respective Applicable Percentages. Each prepayment of the outstanding Term Loans pursuant to this Section 2.3 shall be applied to the principal repayment installments of the Term Loans (including the installment due on the Maturity Date) in inverse order of maturity. Any notice of prepayment delivered in connection with any refinancing of all of the Term Loans with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.5.
1.4[Reserved].
1.5Repayment of Term Loans. The Borrower shall repay to the Lenders the aggregate principal amount of all Term Loans outstanding in quarterly installments of $1,250,000 on the first day of each calendar quarter (commencing July 1, 2023) (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.3); provided that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
1.6Interest.
(a)Interest Rate Generally. Subject to the provisions of Section 2.6(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin and (ii) each Base Rate

Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate (as in effect from time to time) plus the Applicable Margin.
(b)Default Rate.
(i)If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (including any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in the foregoing subsections (i) and (ii)), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest Payment Dates. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)Maximum Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
1.7Fees. The Borrower shall pay to the Arranger and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified (including any upfront fees payable on the Closing Date). All of the foregoing fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
1.8Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

1.9Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.6(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
1.10Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue, unless otherwise agreed to by the Administrative Agent. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(i)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking or farm credit industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking or farm credit industry rules on interbank compensation.
With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking or farm credit industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.
(b)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(c)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.4(c) are several and not joint or joint and several. The failure of any Lender to make any Loan or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).
1.11Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.1, 3.4, 3.5 or 10.4) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any of its Subsidiaries or Affiliates, as to which the provisions of this Section shall apply.
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
This Section 2.11 shall not apply to any action taken by any Farm Credit System Institution with respect to any Farm Credit Equities held by the Borrower.
1.12Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, at any time there is more than one Lender, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of “Required Lenders”.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that

Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
1.1Taxes.
(a)Defined Terms. For purposes of this Section 3.1, the term “applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section

881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
1.2Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5
1.3Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.3(b), and the circumstances under clause (i) of Section 3.3(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period or determination date(s) with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that, for any reason, Term SOFR for any requested Interest Period or determination date(s) with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.3(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods or determination date(s)) or, failing that, will be deemed to have converted such request into a request for Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining SOFR because SOFR is not available or published on a current basis or for one month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of SOFR or the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of SOFR or Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which SOFR or one month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide SOFR or such interest periods of Term SOFR after such specific date (the latest date on which SOFR or one month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
or, if the events or circumstances of the type described in Section 3.3(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.3 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark (any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 3.3, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans shall be excluded from any determination of Required Lenders.
1.4Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower will pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
1.5Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Term SOFR Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.6;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
1.6Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1 and 3.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6(b);
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Law; and
(v)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)Selection of Lending Office. Subject to Section 3.6(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay such Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
1.7Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS AND FUNDING
1.1Conditions of Effectiveness and Funding. The effectiveness of this Agreement on the Closing Date and the obligation of each Lender as of the Closing Date to make its Loan on the Closing Date hereunder are subject to the satisfaction of the following conditions precedent:
(a)Documentation. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and each Lender, each of the following, duly executed and acknowledged where appropriate by all parties thereto:
(i)this Agreement, the Guaranty and a Note in favor of each Lender requesting a Note;
(ii)a certificate from a Senior Officer of the Borrower certifying (A) that the representations and warranties of the Borrower contained in Article V and of each Loan Party contained in each other Loan Document are true and correct in all material respects (or, in the case of any such representation and warranty that is subject to materiality or Material Adverse Effect qualifications, in all respects) on and as of the Closing Date, and (B) that no Default or Event of Default has occurred and is continuing as of the Closing Date, and no Default or Event of Default shall occur on the Closing Date as a result of making any Credit Extension on the Closing Date or from the application of the proceeds thereof;
(iii)a certificate of a Senior Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto are true, correct and complete copies of (A) the Organization Documents of such Loan Party (which, in the case of the articles or certificate of incorporation or formation (or equivalent), shall be certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable), (B) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (C) certificates as of a recent date of the good standing or existence (as applicable) of such Loan Party under the Laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and each other jurisdiction where such Loan Party is qualified to do business where the failure to be qualified could reasonably be expected to have a Material Adverse Effect; and
(iv)favorable opinions of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).
(b)Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.
(c)No Default or Event of Default / Accuracy of Representations and Warranties. No Default or Event of Default shall have occurred and be continuing as of the Closing Date, and no Default or Event of Default shall occur on the Closing Date as a result of making any Credit Extension on the Closing Date or from the application of the proceeds thereof. The representations and warranties of the Borrower contained in Article V and of each Loan Party contained in each other Loan Document shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to materiality or Material Adverse Effect qualifications, in all respects) on and as of the Closing Date.
(d)Farm Credit Equities. The Borrower shall have made at least the minimum equity investment in each Farm Credit Lender required by Section 6.19(a), and the Administrative Agent shall have received such other documentation and information requested in connection therewith.
(e)PATRIOT Act, etc. Each Loan Party shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent and the Lenders in order to comply with requirements of applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the PATRIOT Act, in each case at least three (3) Business Days prior to the Closing Date. At least three (3) Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
(f)Loan Notice. The Administrative Agent shall have received a duly completed Loan Notice with respect to any Borrowings to be made on the Closing Date.
(g)Payment of Fees and Expenses. The Borrower shall have paid, or made arrangements to pay concurrently with the closing on the Closing Date, to the Administrative Agent, the Arranger and the Lenders all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, amounts required to be reimbursed or paid in respect of out-of-pocket expenses (including fees and expenses of counsel).
Without limiting the generality of the provisions of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
1.1Litigation and Proceeds. Except as set forth on Schedule 5.1 as of the Closing Date, and except for judgments and pending or, to the Borrower’s knowledge, threatened litigation, contested claims and governmental proceedings which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no judgments are outstanding against the Borrower and its Consolidated Subsidiaries, nor is there pending or threatened in writing any litigation, contested claim, or governmental proceeding by, against or with respect to the Borrower and its Consolidated Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
1.2Other Agreements. Except as set forth on Schedule 5.2 as of the Closing Date, none of the Borrower and its Consolidated Subsidiaries is in default under any contract, lease or commitment to which it is a party or by which it is bound, except those which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.2 as of the Closing Date, the Borrower knows of no dispute relating to any contract, lease, or commitment of the Borrower and its Consolidated Subsidiaries, except those which could not reasonably be expected to have a Material Adverse Effect.
1.3Licenses, Patents, Copyrights, Trademarks and Trade Names. There is no action, proceeding, claim or complaint pending or threatened in writing to be brought to the Borrower or a Consolidated Subsidiary by any Person which might jeopardize any of the Borrower and its Consolidated Subsidiaries’ interest in any licenses, patents, copyrights, trademarks, trade names or applications except those which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
1.4Liens. Except as permitted under Section 6.10, all of the Property of the Borrower and its Consolidated Subsidiaries is free and clear of all Liens.
1.5Location of Assets; Chief Executive Office. The chief executive office of the Borrower is located at 1947 Briarfield Boulevard, Maumee, Ohio 43537. As of the Closing Date, the books and records of the Borrower are located at the chief executive office of the Borrower. If the Borrower shall intend to make any change in any of such locations, the Borrower shall notify the Administrative Agent at least thirty (30) days prior to such change.
1.6Tax Liabilities. The Borrower and its Consolidated Subsidiaries have filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by the Borrower and its Consolidated Subsidiaries and they have either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or have made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on Borrower’s Consolidated balance sheet are adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of the Borrower and its Consolidated Subsidiaries accrued through the date of such balance sheet.
1.7Indebtedness. Except as contemplated by this Agreement, as disclosed on Schedule 5.7 as of the Closing Date and as disclosed on the financial statements identified in Section 5.13, the Borrower has no other Indebtedness, Contingent Obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person, other than accounts payable incurred in the ordinary course of business. Schedule 5.7 sets forth all Unsecured Debt and Secured Debt that is outstanding as of the Closing Date.
1.8Affiliates. The Borrower and its Consolidated Subsidiaries have no Affiliates, other than their directors, officers, agents and employees and those Persons disclosed on Schedule 5.8, as updated from time to time by Borrower, and the legal relationship of the Borrower and its Consolidated Subsidiaries to each such Affiliate is accurately and completely described thereon.
1.9Environmental Matters. Except as disclosed on Schedule 5.9 as of the Closing Date, (a) the Borrower and its Consolidated Subsidiaries have not received any notice to the effect, or have any knowledge, that the Property or their operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect; (b) there have been no releases of hazardous materials at, on or under the Property that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (c) there are no underground storage tanks, active or abandoned, including without limitation petroleum storage tanks, on or under the Property that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (d) the Borrower and its Consolidated Subsidiaries have not directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower and its Consolidated Subsidiaries for any remedial work, damage to natural resources or personal injury, including without limitation, claims under CERCLA; and (e) no conditions exist at, on or under the Property which, with the giving of notice, would rise to any liability under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect.
1.10Existence. Each of the Borrower and its Consolidated Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except for those jurisdictions in which the failure so to qualify, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
1.11Authority. The execution and delivery by the Borrower of this Agreement and all of the other Loan Documents and the performance of the Borrower’s obligations hereunder and thereunder: (a) are within the Borrower’s powers; (b) are duly authorized by the Borrower’s board of directors; (c) are not in contravention of the terms of the Borrower’s articles or certificate of incorporation or code of regulations; (d) are not in contravention of any law or laws, or of the terms of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or any of the Borrower’s Property is bound; (e) do not require any consent, registration or approval of any Governmental Authority or of any other Person, except such consents or approvals as have been obtained; (f) do not contravene any contractual restriction or Laws binding upon the Borrower; and (g) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any Property of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of the Borrower’s Property may be bound or affected.
1.12Binding Effect. This Agreement and all of the other Loan Documents set forth the legal, valid and binding obligations of the Borrower and the Guarantors of the Obligations, respectively, and are enforceable against the Borrower and the Guarantors of the Obligations, respectively, in accordance with their respective terms.
1.13Correctness of Financial Statements. The Consolidated financial statements delivered from time to time by the Borrower to the Lenders present fairly the financial condition of the Borrower and its Consolidated Subsidiaries (including Excluded Subsidiaries), and have been prepared in accordance with GAAP.
1.14Employee Controversies. Except as set forth in Schedule 5.14 as of the Closing Date, there are no controversies pending or, to the best of the Borrower’s knowledge, threatened between the Borrower and its Consolidated Subsidiaries or any of their employees, other than employee grievances arising in the ordinary course of business or which could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
1.15Ownership of Properties. Except as set forth on Schedule 5.15 as of the Closing Date, the Borrower and its Consolidated Subsidiaries will have good title, free of all material defects, and free of all Liens other than Liens permitted under Section 6.10, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Consolidated Subsidiaries (other than as may have been disposed of in a manner permitted by Section 6.14).

1.16Compliance with Laws and Regulations. The Borrower and its Subsidiaries are in compliance with all Laws relating to the business operations and the assets of the Borrower and its Subsidiaries, except for Laws, the violation of which could not reasonably be expected to result in a Material Adverse Effect.
1.17Solvency. The Borrower and its Consolidated Subsidiaries are solvent, able to pay their debts generally as such debts mature, and have capital sufficient to carry on their business and all businesses in which they are about to engage. The saleable value of the total Consolidated assets of the Borrower and its Consolidated Subsidiaries at a fair valuation, and at a present fair saleable value, is greater than the amount of total Consolidated obligations of the Borrower and its Consolidated Subsidiaries to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared with others).
1.18ERISA. Except as would not reasonably be expected to have a Material Adverse Effect: (a) no ERISA Events have occurred or could reasonably be expected to occur in connection with any Plans or Multiemployer Plans, (b) no “prohibited transactions,” as such term is defined in ERISA, have occurred in connection with any Employee Plans and (c) the Employee Plans are otherwise in compliance with all applicable provisions of ERISA and the Code.
1.19Margin Regulations. No proceeds of any Loans will be used for purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
1.20Investment Company Act Not Applicable. Neither the Borrower nor any Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
1.21Full Disclosure.
(a)All factual information taken as a whole in the materials furnished by or on behalf of the Borrower to the Administrative Agent or any Lender for purposes of or in connection with the transactions contemplated under this Agreement and the other Loan Documents, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement, and thereafter as supplemented by information provided to the Administrative Agent or the Lenders in writing pursuant to this Agreement. The financial projections and other financial information furnished to the Administrative Agent and the Lenders by the Borrower and to be delivered under this Agreement, were prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date of such information.
(b)The information included in any Beneficial Ownership Certification, if and when delivered, is true and correct in all respects.
1.22Intellectual Property. The Borrower and its Consolidated Subsidiaries own or possess (or will be licensed or otherwise have the full right to use) all intellectual property that is necessary for the operation of their business, without any known conflict with the rights of others. No product of the Borrower and its Consolidated Subsidiaries infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to the knowledge of the Borrower) threatened against or affecting such Person, contesting its right to sell or to use any product or material, in any case which could reasonably be expected to have a Material Adverse Effect.
1.23Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be true from the date of this Agreement until the Obligations shall be paid in full and the Lenders shall cease to be committed to make Loans under this Agreement.

1.24No Material Adverse Effect; No Default or Event of Default. Since December 31, 2022, there has not occurred a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
1.25Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. The Borrower, its Subsidiaries and their respective officers and, to the knowledge of the Borrower, its employees, directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. The Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by the Borrower, its Subsidiaries, and their respective officers, employees, directors and agents, with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. None of the Borrower, any of its Subsidiaries or any directors, officer, or employee, or, to the best of the Borrower’s knowledge, affiliates of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned or controlled by individuals or entities that are (i) the subject of any applicable Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority under Sanctions or (iii) organized or resident in a country or territory that is the subject of comprehensive Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria) (each a “Sanctioned Person”).
1.26Affected Financial Institution. Neither the Borrower nor any Guarantor is an Affected Financial Institution.
1.27Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”), of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code. To the Borrower’s knowledge, the transactions contemplated hereunder do not violate any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.
1.28Farm Credit Eligibility. The Borrower is an entity eligible to borrow from Farm Credit Lenders.
ARTICLE VI
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
1.1Financial Reporting and Other Information. Except as otherwise expressly provided for in this Agreement, the Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of the Borrower and its Consolidated Subsidiaries, in accordance with GAAP, and the Borrower shall cause to be furnished to the Administrative Agent (with copies to the other Lenders) from time to time and in a form acceptable to the Administrative Agent:
(a)As soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Borrower, (i) copies of all SEC 10(K) filings of the Borrower, together with a Compliance Certificate for such fiscal year (which SEC 10(K) filings, for the avoidance of doubt, shall include the Borrower’s audited Consolidated financials), and (ii) if at the end of such fiscal year, (x) any Excluded Subsidiary owns or contributes more than 10% of Consolidated EBITDA or gross assets for the Borrower and its Consolidated Subsidiaries (including Excluded Subsidiaries) or (y) the Excluded Subsidiaries in the aggregate own or contribute more than 25% of Consolidated EBITDA or gross assets for the Borrower and its Consolidated Subsidiaries (including Excluded Subsidiaries), audited Consolidated statements of income, retained earnings and cash flow of certain of the Excluded Subsidiaries for such year (as required below), and a Consolidated balance sheet of certain of the Excluded Subsidiaries for such year (as required below), all in reasonable detail and satisfactory in scope to the Administrative Agent and audited in form, manner and scope substantially similar to the Borrower’s audited Consolidated financials generally. With respect to reporting for Excluded Subsidiaries, no audited financial statements shall be required for any Excluded Subsidiary that owns or contributes less than 5% of Consolidated EBITDA or gross assets for the Borrower and its Consolidated Subsidiaries (each, an “Immaterial Reporting Subsidiary”), unless all such Immaterial Reporting Subsidiaries, taken together, own or contribute more than 10% of Consolidated EBITDA or gross assets for the Borrower and its Consolidated Subsidiaries. If such 10% threshold is exceeded, then the Borrower shall provide audited financials for such number of Immaterial Reporting Subsidiaries as is necessary so that Consolidated EBITDA or gross assets controlled or owned by unaudited Immaterial Reporting Subsidiaries is less than or equal to 10% of Consolidated EBITDA or gross assets for the Borrower and its Consolidated Subsidiaries. The Administrative Agent shall be entitled to select which Immaterial Reporting Subsidiaries are subject to audit requirements if the Borrower fails to do so. All such selections shall be made and reporting shall be provided no later than the date on which the Borrower’s audited financials are required to be provided (with all audited information being provided in form, manner and scope substantially similar to the Borrower’s audited Consolidated financials).
(b)As soon as practicable and in any event within forty-five (45) days after the end of each of the first three quarterly accounting periods in each fiscal year of the Borrower: (i) (A) copies of all SEC 10(Q) filings of the Borrower, and (B) a Compliance Certificate, accompanied by supporting information satisfactory in scope and detail to the Administrative Agent; and (ii) if at the end of such fiscal quarter, (x) any Excluded Subsidiary owns or contributes more than 10% of Consolidated EBITDA or gross assets for the Borrower and its Consolidated Subsidiaries (including Excluded Subsidiaries) or (y) the Excluded Subsidiaries in the aggregate own or contribute more than 25% of Consolidated EBITDA or gross assets for the Borrower and its Consolidated Subsidiaries (including Excluded Subsidiaries) (1) Consolidated statements of income and retained earnings of the Excluded Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and (2) a Consolidated balance sheet of the Excluded Subsidiaries as of the end of such quarterly period, all in reasonable detail and certified as accurate by the chief financial officer or the vice president of finance and treasurer of the Borrower, subject to changes resulting from normal year-end adjustments. With respect to reporting for Excluded Subsidiaries, no financial statements shall be required for any Immaterial Reporting Subsidiary, unless all such Immaterial Reporting Subsidiaries, taken together, own or contribute more than 10% of Consolidated EBITDA or gross assets for the Borrower and its Consolidated Subsidiaries (including Excluded Subsidiaries). If such 10% threshold is exceeded, then the Borrower shall provide certified financials for such number of Immaterial Reporting Subsidiaries as is necessary so that Consolidated EBITDA or gross assets controlled or owned by unaudited Immaterial Reporting Subsidiaries is less than or equal to 10% of Consolidated EBITDA or gross assets for the Borrower and its Consolidated Subsidiaries (including Excluded Subsidiaries). The Administrative Agent shall be entitled to select which Immaterial Reporting Subsidiaries are subject to financial reporting requirements if the Borrower fails to do so. All such selections shall be made and reporting shall be provided no later than the date on which the Borrower’s financials are required to be provided.
(c)Concurrently with the delivery of the Compliance Certificate referred to in Section 6.1(a) and (b), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedules 1.1(a), 1.1(c), 5.8 and 6.18; provided that, Schedule 1.1(a) may only be amended with the prior written consent of the Borrower and the Administrative Agent; provided, further, with the understanding that a Guarantor may only become an Excluded Subsidiary with the prior written consent of the Borrower and the Required Lenders.
(d)Promptly after request therefor by the Administrative Agent, a copy of the plan and forecast of the Borrower for the applicable fiscal year for which such request is made.
(e)Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(f)Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower and its Consolidated Subsidiaries file with the U.S. Securities and Exchange Commission.

(g)On or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to the Administrative Agent.
(h)Such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation and applicable “know your customer” requirements under the PATRIOT Act or other applicable Anti-Money Laundering Laws.
Any financial statement required to be furnished pursuant to Section 6.1(a) or Section 6.1(b) shall be deemed to have been furnished on the date on which the Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent.
If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.
1.2Conduct of Business. The Borrower and its Consolidated Subsidiaries shall: (a) maintain their existence and maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary to the conduct of their business; (b) continue in, and limit their operations to, the same general line of business as that presently conducted by them; (c) comply with all Laws, except for such Laws the violation of which would not, in the aggregate, have a Material Adverse Effect; (d) keep and conduct their business separate and apart from the business of Affiliates; and (e) otherwise do all things necessary to make the representations and warranties set forth in Article V of this Agreement true and correct at all times; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, Division, liquidation or dissolution permitted under Section 6.11.
1.3Insurance. The Borrower and its Consolidated Subsidiaries shall maintain, at their expense, such liability and property insurance (including as applicable commercial general liability insurance, products liability insurance and workman’s compensation insurance) with financially sound and reputable insurance companies as is ordinarily maintained by other companies of similar size in similar businesses.
1.4Financial Covenants.
(a)Minimum Adjusted Working Capital. The Borrower shall maintain at all times Adjusted Working Capital of not less than $300,000,000.
(b)Maximum Long Term Debt to Capitalization Ratio. The Borrower shall maintain at all times a Long Term Debt to Capitalization Ratio less than or equal to 0.65 to 1.00.
(c)Maximum Unsecured Debt to Net Tangible Assets Amount Ratio. The Borrower shall maintain at all times an Unsecured Debt to Net Tangible Assets Amount Ratio of less than or equal to 0.80 to 1.00.
1.5Employee Plans. The Borrower and its Consolidated Subsidiaries shall: (a) keep in effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Employee Plans can be terminated without resulting in a Material Adverse Effect; (b) (i) make contributions to all Plans or Multiemployer Plans, as applicable, in a timely manner and in an amount sufficient to comply with the requirements of ERISA and (ii) comply with all requirements of ERISA or the Code which relate to such Plans or Multiemployer Plans, as applicable, in the case of (i) and (ii), except as would not reasonably be expected to have a Material Adverse Effect; and

(c) notify the Administrative Agent immediately upon receipt by the Borrower and its ERISA Affiliates of any notice of the institution of any proceeding or other action relating to any Plans or Multiemployer Plans, as applicable, that would reasonably be expected to have a Material Adverse Effect.
1.6Notice of Suit; Adverse Change in Business or Default. The Borrower shall, as soon as possible, and in any event within five (5) Business Days after the Borrower learns of the following, give written notice to the Administrative Agent of: (a) any proceeding being instituted or threatened in writing to be instituted by or against the Borrower and its Consolidated Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $50,000,000; (b) the occurrence of any event or condition that could reasonably be expected to result in a Material Adverse Effect; and (c) the occurrence of any Default or Event of Default.
1.7Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for working capital and general corporate purposes, including, without limitation, funding Permitted Acquisitions and capital expenditures not prohibited hereunder. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U) in violation of Regulation U. The Borrower will not request any Loan, and will not use, and the Borrower will ensure that its Subsidiaries and its or their respective directors, officers, and employees shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any country or territory that at the time of such funding, is the subject of comprehensive Sanctions, in each case where such activity or business is in violation of applicable Sanctions, or (ii) in any other manner that would result in a violation of applicable Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
1.8Books and Records; Inspection. The Borrower and its Consolidated Subsidiaries shall maintain proper books of record and account in accordance with GAAP in which true, full and correct entries will be made of all their respective dealings and business affairs. The Borrower will, and will cause each Consolidated Subsidiary, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and its Consolidated Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Consolidated Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate; provided, that prior to the occurrence of an Event of Default, the Borrower shall only be required to reimburse the Administrative Agent (and not the Lenders) for one such inspection and examination during any calendar year.
1.9Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws Compliance. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with Anti-Money Laundering Laws.
1.10Liens. The Borrower and its Consolidated Subsidiaries shall not create, incur, assume or suffer to exist any Liens of any nature whatsoever on or with regard to any of their assets other than:
(a)Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under GAAP, have set aside on Borrower’s books and records adequate reserves;

(b)Liens securing deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety or appeal bonds, or securing indemnity, performance or other similar bonds in the ordinary course of the Borrower’s business, which are not past due;
(c)Liens securing the interests of the broker or other counterparty with respect to any Margin / Swap Account;
(d)[Intentionally Omitted];
(e)Liens securing Indebtedness permitted under Section 6.12;
(f)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable;
(g)statutory Liens of any Farm Credit System Institution with respect to any Farm Credit Equities; and
(h)any Liens, other than those described in Section 6.10(a) through (g) above, existing as of the Closing Date and described in Schedule 6.10, together with renewals and extensions thereof that do not increase the amount of any such Indebtedness secured by such Liens.
1.11Merger. Neither the Borrower nor any Consolidated Subsidiary shall merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise Dispose of substantially all of its assets (including pursuant to a Sale and Leaseback Transaction), or liquidate or dissolve, except that (i) a Subsidiary may merge, consolidate, liquidate or dissolve into the Borrower or a Guarantor (with the Borrower or a Guarantor being the survivor thereof, and with the Borrower being the survivor of any merger with any Guarantor or Subsidiary), (ii) a non-Guarantor Subsidiary may merge, consolidate, liquidate or dissolve into another non-Guarantor Subsidiary, (iii) the Borrower or any Subsidiary may merge or consolidate with or into any Person other than the Borrower or a Subsidiary in order to effect a Permitted Acquisition (with the Borrower or such Subsidiary being the survivor thereof) and (iv) Dispositions permitted under Section 6.14. Any merger involving the Borrower must result with the Borrower as the survivor thereof.
1.12Secured Indebtedness. So long as (x) no Default or Event of Default is then outstanding or would result therefrom, and (y) the Borrower will be in pro forma compliance with Section 6.4 immediately before and after the incurrence thereof, the Borrower and its Consolidated Subsidiaries may directly or indirectly create, issue, incur or assume Indebtedness secured by Liens on all or any portion of their assets only so long as the aggregate principal amount of all such Indebtedness at no time exceeds twenty-five percent (25%) of Capitalization; provided, however, that Liens upon Adjusted Working Capital and trading assets shall not be permitted other than (i) those Liens granted by Excluded Subsidiaries upon their respective Properties or (ii) Liens granted by the Borrower and its Consolidated Subsidiaries to secure Indebtedness used to fund working capital needs or to secure Structured Inventory Purchase Amounts, which for the avoidance of doubt, shall constitute Indebtedness for purposes of this Section 6.12 (the “Secured Working Capital Basket”); provided that:
(I)the Borrower and its Consolidated Subsidiaries may only incur Indebtedness exceeding $50,000,000 in an aggregate principal amount under the Secured Working Capital Basket to the extent the Aggregate Outstanding Five-Year Revolving Exposure (as defined in the Working Capital Facility Agreement) exceeds $450,000,000 at the time of incurrence thereof,

(II)two (2) Business Days’ prior written notice is given to the Administrative Agent of the Borrower’s or the applicable Consolidated Subsidiary’s intention to incur Indebtedness under the Secured Working Capital Basket, individually or in the aggregate, in excess of $50,000,000 in aggregate principal amount, and
(III)any Indebtedness incurred under the Secured Working Capital Basket when at least $50,000,000 in aggregate principal amount already is outstanding thereunder shall be repaid in full within 120 days of the incurrence thereof.
1.13Guarantees and Other Contingent Obligations. The Borrower and its Consolidated Subsidiaries shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of such Person or through the purchase of Goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such Person or otherwise, except: (a) for endorsements of negotiable Instruments for collection in the ordinary course of business; (b) that they may indemnify their officers, directors and managers to the extent permitted under the laws of the State in which they are organized and may indemnify (in the customary manner) underwriters and any selling shareholders in connection with any public offering of the Borrower’s securities; (c) so long as (i) no Default or Event of Default is then outstanding or would result therefrom, (ii) the Borrower and its Consolidated Subsidiaries are in pro forma compliance with Section 6.4 after giving effect to the applicable guarantee, and (iii) such guarantee is at all times unsecured, the Borrower and its Consolidated Subsidiaries may guaranty one another’s Indebtedness, (d) as permitted under Section 6.12, and (e) guarantees of Indebtedness of Excluded Subsidiaries subject to pro forma compliance with Section 6.4 and the other limitations on transactions between Excluded Subsidiaries and the Borrower and those Subsidiaries that are not Excluded Subsidiaries.
1.14Disposition of Property. The Borrower and its Consolidated Subsidiaries shall not Dispose of any of their Properties, assets or rights in excess of the aggregate amount of $100,000,000 in book value in any fiscal year of the Borrower, except: (a) Inventory may be sold by the Borrower and its Consolidated Subsidiaries in the ordinary course of the Borrower’s business; (b) the Borrower and its Consolidated Subsidiaries may Dispose of their Equity Interests in Excluded Subsidiaries, with any such sale, transfer or disposal to a non-Affiliate being consummated for fair market value on an arm’s-length basis; (c) the Borrower and its Consolidated Subsidiaries may Dispose of obsolete or worn out Property in the ordinary course of business (which in any event shall be deemed to include the sale or other disposition of unneeded railcars in the ordinary course of the business of the Borrower and its Consolidated Subsidiaries); and (d) subject to compliance with Section 6.12, the Borrower and its Consolidated Subsidiaries may transfer Inventory to Structured Inventory Purchasers pursuant to Structured Inventory Purchases.
1.15Restricted Payments. The Borrower and its Consolidated Subsidiaries shall not directly or indirectly redeem or repurchase any of the Borrower’s shares of Equity Interests or declare any dividends in any year on any class of the Borrower’s Equity Interests or make any other Restricted Payment; provided, however, that:
(a)Borrower may redeem or repurchase its shares of Equity Interests and/or declare and pay dividends in respect of such Equity Interests so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount paid in respect of all such redemptions, repurchases and dividends during any four consecutive fiscal quarter period does not exceed the greater of (x) $35,000,000 and (y) thirty-five percent (35%) of Consolidated EBITDA for the most-recently ended four fiscal quarter period for which the Administrative Agent has received financials from the Borrower pursuant to Section 6.1; provided, that if the Borrower issues new Equity Interests and repurchases existing Equity Interests as part of a single transaction or series of related transactions during any consecutive twelve month period, only the excess of (i) the aggregate amount paid for repurchased Equity Interests over (ii) the aggregate share price for newly issued Equity Interests, shall be counted against the limitations in the foregoing clauses (x) and (y); and

(b)a Consolidated Subsidiary may make a Restricted Payment to the Borrower or any other Consolidated Subsidiary.
1.16Affiliates. Except for (a) advances for travel and expenses to their officers, directors, managers, general partners or employees in the ordinary course of their business, and (b) as permitted by Section 6.17, the Borrower and its Consolidated Subsidiaries shall not make advances or loans in or to any Affiliates. All transactions with Affiliates shall be bona fide arm’s-length transactions that are no less favorable to the Borrower and its Consolidated Subsidiaries than would be a similar transaction with a non-affiliated third person.
1.17Investments. The Borrower and its Consolidated Subsidiaries shall not make or permit to exist Investments in or to Affiliates or any other Person, except: (a) Investments in short-term direct obligations of the United States Government; (b) investment grade corporate and state and local government securities (Rated BBB- or better by S&P or rated BAA3 or better by Moody’s); (c) certificates of deposit or demand deposit accounts issued by or maintained with a bank satisfactory to the Administrative Agent in the Administrative Agent’s reasonable determination; (d) unsecured advances or loans to officers, directors, employees, as and when permitted by Section 6.16; (e) unsecured advances or loans in or to any Subsidiaries that have executed and delivered a joinder to the Guaranty pursuant to Section 6.18; (f) Permitted Acquisitions; (g) Investments in other Persons by the Borrower and/or other Consolidated Subsidiaries not to exceed $200,000,000 in the aggregate in any fiscal year of the Borrower; and (h) Investments in existence as of the Closing Date and described in Schedule 6.17, together with any renewals or extensions thereof that do not increase the amount of any such Investment.
1.18Further Assurances. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after a Material Subsidiary (other than an Excluded Subsidiary) is organized or acquired (including as a result of a Division, with respect to each applicable Division Successor), or any Person becomes a Material Subsidiary pursuant to the definition thereof, or is designated by the Borrower or the Administrative Agent as a Material Subsidiary, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Subsidiary and shall cause (x) each Division Successor and (y) each such other Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Guaranty joinder to be accompanied by an updated Schedule 6.18 hereto designating such Material Subsidiary as such, appropriate resolutions, other documentation and legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and such other documentation as the Administrative Agent may reasonably request; provided that, if at any time the aggregate amount contributed to Consolidated EBITDA by all Subsidiaries of the Borrower that are not Guarantors or Excluded Subsidiaries exceeds twenty-five percent (25%) of Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries as of the end of any such fiscal quarter, or the assets of all Subsidiaries of the Borrower that are not Guarantors or Excluded Subsidiaries exceeds twenty-five percent (25%) of the gross assets of the Borrower and its Consolidated Subsidiaries as of the end of any fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Subsidiaries of the Borrower that are Domestic Subsidiaries and that are not Excluded Subsidiaries as Guarantors to eliminate such excess, and each such designated Subsidiary of the Borrower that is a Domestic Subsidiary shall provide the joinder to the Guaranty (in the form contemplated thereby), and shall for all purposes of this Agreement constitute a Guarantor; provided, that no Foreign Subsidiary shall be required to become a Guarantor, even if the Borrower is unable to satisfy the foregoing requirement based upon guarantees made by Domestic Subsidiaries. Schedule 6.18 contains a list of the Wholly-Owned Subsidiaries of the Borrower required to be Guarantors as of the Closing Date. Each Loan Party will, and will cause each Subsidiary to, in keeping with Section 10.1 hereof, as applicable, promptly correct any ambiguity, omission, mistake, defect, inconsistency or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Without limiting the generality of the foregoing, concurrently with any Subsidiary providing any guarantee of the Indebtedness of the Borrower under the Working Capital Facility Agreement, the Borrower shall cause such Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof and shall otherwise comply with this Section 6.18 with respect to such Subsidiary.

1.19Farm Credit Equity.
(a)So long as a Farm Credit System Institution is a Lender hereunder, the Borrower will acquire equity in such Farm Credit System Institution in such amounts and at such times as such Farm Credit System Institution may require in accordance with such Farm Credit System Institution’s Bylaws and Capital Plan (or their equivalent) (as each may be amended from time to time), except that the maximum amount of equity that the Borrower shall be required pursuant to this sentence to purchase in such Farm Credit System Institution in connection with the Loans made by such Farm Credit System Institution shall not exceed the maximum amount required by the Bylaws and the Capital Plan (or the equivalent) on the Closing Date. The Borrower acknowledges receipt of documents from each Farm Credit System Institution that describe the nature of the Borrower’s cash patronage, stock and other equities in such Farm Credit System Institution acquired in connection with its patronage loan from such Farm Credit System Institution (the “Farm Credit Equities”), as well as capitalization requirements, and agrees to be bound by the terms thereof.
(b)Each party hereto acknowledges that each Farm Credit System Institution’s Bylaws and Capital Plan (or their equivalent) (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit System Institution, (ii) the Borrower’s eligibility for patronage distributions from such Farm Credit System Institution (in the form of Farm Credit Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit System Institution reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.
(c)Each party hereto acknowledges that each Farm Credit System Institution has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all Farm Credit Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit System Institution’s sole and exclusive benefit. The Farm Credit Equities shall not constitute security for the Obligations due to any other party hereto. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, a Farm Credit System Institution may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts owed to such Farm Credit System Institution under this Agreement, whether or not such amounts are currently due and payable. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. No Farm Credit System Institution shall have any obligation to retire any Farm Credit Equities upon any Event of Default, Default or any other default by the Borrower or any other Loan Party, or at any other time, either for application to the Obligations or otherwise.
1.20Swaps. The Borrower and its Consolidated Subsidiaries shall not enter into any Swaps other than Swaps entered into in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or properties held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for speculative purposes.
ARTICLE VII
DEFAULTS
The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):
1.1Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries (and as it relates to Excluded Subsidiaries, solely with respect to the representations or warranties made pursuant to Section 5.13, Section 5.21(b) and Section 5.25) to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date made or confirmed.

1.2Nonpayment of (i) principal of any Loan when due, (ii) any interest upon any Loan within five (5) days after the same becomes due or (iii) any other obligation under any of the Loan Documents within ten (10) days after the same becomes due.
1.3The breach by the Borrower of any of the terms or provisions of Section 6.1 (Financial Reporting and Other Information), Section 6.2(a) (Conduct of Business), 6.4 (Financial Covenants), 6.7 (Use of Proceeds), 6.9 (Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws Compliance), 6.10 (Liens), 6.11 (Merger), 6.12 (Secured Indebtedness), 6.13 (Guarantees and Other Contingent Obligations), 6.14 (Disposition of Property), 6.15 (Restricted Payments), 6.16 (Affiliates) or 6.17 (Investments).
1.4The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the Borrower becoming aware of any such breach and (ii) the Administrative Agent notifying the Borrower of any such breach.
1.5(i) Failure of the Borrower or any Guarantor to pay when due any payment beyond any applicable grace period (whether of principal, interest or any other amount) in respect of any Material Indebtedness, (ii) the default by the Borrower or any Guarantor in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition under this clause (ii) is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date, or (iii) any portion of Material Indebtedness of the Borrower or any Guarantor shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.
1.6The Borrower or any Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, or (vii) the Borrower or any Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
1.7Without the application, approval or consent of the Borrower or any Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Guarantor or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.
1.8Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and the Guarantors which, when taken together with all other Property of the Borrower and the Guarantors so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
1.9The Borrower or any Guarantor shall fail within sixty (60) days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $50,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment; provided, that this Section 7.9 shall not apply to any judgment for which the Borrower is fully insured (through insurance policies or self-insurance reserves).
1.10(i) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $50,000,000 pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or Title IV of ERISA, or (ii) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a material liability in excess of $50,000,000.
1.11Nonpayment by the Borrower or any Subsidiary of any Swap Obligation in excess of $50,000,000 when due or the breach by the Borrower or any Subsidiary of any material term, provision or condition contained in any Swap or any transaction of the type described in the definition of “Swap” under which the Borrower or any Subsidiary has Swap Obligations in excess of $50,000,000, whether or not any Lender or Affiliate of a Lender is a party thereto.
1.12Any Change in Control shall occur.
1.13[Reserved].
1.14Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, any Guarantor repudiates or purports to revoke its Guaranty or any Guarantor shall otherwise deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.
ARTICLE VIII
REMEDIES, APPLICATION OF FUNDS

1.1Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
1.2Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section

8.1), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders, in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Law.
ARTICLE IX
ADMINISTRATIVE AGENT
1.1Appointment and Authority. Each of the Lenders hereby irrevocably appoints FCMA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and under any intercreditor and subordination agreements contemplated hereby and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither any Loan Party nor any Subsidiary or Affiliate thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
1.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
1.3Exculpatory Provisions.
(a)The Administrative Agent, the Arranger and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their respective duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arranger and their respective Related Parties:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or other Person, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or their respective Affiliates, that is communicated to, obtained by or in the possession of, the Administrative Agent, the Arranger or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.
(b)Neither the Administrative Agent, the Arranger nor any of their respective Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower or a Lender.
(c)Neither the Administrative Agent, the Arranger nor any of their respective Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
1.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.
1.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for in this Agreement as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
1.6Resignation or Removal of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.1(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
1.7Non-Reliance on Administrative Agent, Arranger and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
1.8No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the arranger(s), bookrunner(s), syndication agent(s) or documentation agent(s) listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
1.9Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.7 and 10.4) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7 and 10.4.
1.10Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under any Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Loan Documents to which it is a party pursuant to this Section 9.10.
1.11Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding subsection (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with the immediately preceding subsection (a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE X
MISCELLANEOUS
1.1Amendments, Etc. Except as otherwise expressly provided hereunder or thereunder, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.1 without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.1), without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document, without the written consent of each Lender entitled to such payment;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(e)change Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)change any provision of this Section 10.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(g)release all of the Guarantors or Guarantors comprising substantially all of the value of the Guaranty, in any case, from the Guaranty, without the written consent of each Lender, except to the extent such release is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone or at the direction of the Required Lenders);
provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended and the maturity date of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
1.2Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower or any other Loan Party, to the Borrower at 1947 Briarfield Boulevard, Maumee, OH 43537, Attention: Brian A. Valentine, Facsimile: (419) 897-6767; with a copy to (which shall not constitute notice): Jones Day, 77 W. Wacker Drive, Chicago, Illinois 60601, Attention: Robert Graves, Facsimile: (312) 782-8585;
(ii)if to the Administrative Agent, to Farm Credit Mid-America, PCA at 12501 Lakefront Place, Louisville, Kentucky 40299, Attention of Capital Markets (Facsimile No. (502) 420-3691; email Syndications@e-farmcredit.com), with a copy to Farm Credit Mid-America, PCA at P.O. Box 34390, Louisville, Kentucky 40232, Attention of Capital Markets (Facsimile No. (502) 420-3691; email Syndications@e-farmcredit.com); and
(iii)if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire for deliveries of documentation that may contain material non-public information.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), except that notices to the Administrative Agent or a Lender under Article II shall not be effective unless and until actually received by the addressee thereof. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both of the foregoing clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.
(d)Platform.
(i)The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger may, but shall not be obligated to, make any materials provided by, or on behalf of, any Loan Party hereunder or under any other Loan Document (collectively, the “Borrower Materials”) available to the Lenders by posting the Borrower Materials on the Platform.
(ii)The Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
(iii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Borrower Materials or the Platform and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or any Agent Party’s transmission of communications through the Platform.
(e)Private Side Designation. Each Public Lender agrees to cause at least one individual at, or on behalf of, such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States federal or state securities Laws.
1.3No Waiver; Cumulative Remedies; Enforcement.
(a)No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Agreement and each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
(b)Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the authority to enforce rights and remedies under this Agreement and the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) under this Agreement and the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.8 (subject to the terms of Section 2.11) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent under this Agreement and the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.1 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
1.4Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including reasonable and documented out-of-pocket attorneys’ fees, expenses and charges of a single counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary, local and/or special counsel in each relevant jurisdiction or specialty to the affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any Property owned, leased or operated by any Loan Party or any Subsidiary or Affiliate thereof, or any environmental liability related in any way to any Loan Party or any Subsidiary or Affiliate thereof or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by the Borrower against an Indemnitee for a material breach of such Indemnitee’s funding obligations hereunder, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) the result of any dispute solely among Indemnitees, other than any claims (1) against FCMA or any of its Affiliates in its respective capacity as Administrative Agent or Arranger or in fulfilling its role as an Administrative Agent or Arranger or any similar role hereunder or under any other Loan Document or (2) arising out of any act or omission on the part of the Borrower or any of its Subsidiaries or Affiliates. This Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(c).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments. All amounts due under this Section 10.4 shall be payable not later than 10 Business Days after demand therefor.
(f)Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
1.5Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
1.6Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section. Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the separate credit facilities provided hereunder on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and provided further that the Borrower’s consent shall not be required during the primary syndication of the credit facilities provided herein; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; provided that the consent of the Administrative Agent (which may withheld in the Administrative Agent’s sole discretion) shall be required for any assignment to any Person that is not a Farm Credit System Institution.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, one or more natural Persons).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any other Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section (other than a proposed assignment to the Borrower or any of its Subsidiaries or Affiliates or to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), which, in each case, shall be null and void).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of the entries therein that are directly applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.4(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.1(g) (it being understood that the documentation required under Section 3.1(g) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Notwithstanding anything in this subsection (d) to the contrary, any Participant that is a Farm Credit Lender that (i) has purchased a participation from a Lender that is a Farm Credit Lender in a minimum amount of $5,000,000 (in the aggregate across all facilities), (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 10.6(b) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 10.6(d) shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Administrative Agent update or confirm there has been no change in the information set forth in Schedule 10.6(d) or delivered in connection with any Voting Participant Notice. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 10.6(d), delivered in connection with any Voting Participant Notice or otherwise furnished pursuant to this paragraph and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the Dollar amount of participations, the contact information of the participants or any other information furnished to the Borrower or the Administrative Agent pursuant to this paragraph.  The voting rights hereunder of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of a Voting Participant.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, with respect to any Farm Credit Lender, the Federal Farm Credit Banks Funding Corporation or such other funding lender with respect to such Farm Credit Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
1.7Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the credit facilities provided for herein, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries, (b) to the extent required or requested by any supervisory authority or regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any Swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the, application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from any Loan Party or any of their respective Subsidiaries relating to any Loan Party or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or such Subsidiary; provided that, in the case of information received from any Loan Party or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
1.8Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. This Section 10.8 shall not apply to any action taken by any Farm Credit Lender with respect to any Farm Credit Equities held by the Borrower.
1.9Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
1.10Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Article VI shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VI, if before or after giving effect to such transaction or act the Borrower shall or would be in breach of any other covenant contained in Article VI.
1.11Governing Law; Jurisdiction; Etc.
(a)Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)Submission to Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any court thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

1.12WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
1.13Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
1.14No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Agreement and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
1.15Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
1.16USA PATRIOT Act. The Administrative Agent (for itself and not on behalf of any Lender), if it is subject to the PATRIOT Act, and each Lender that is subject to the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act.
1.17Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.
1.18Borrower Rights. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the rights and obligations of the Administrative Agent and the Loan Parties under this Agreement and the other Loan Documents (including those set forth in Article VIII) are subject to the Farm Credit Act of 1971 and the rules and regulations promulgated thereunder (including the borrower rights set forth in 12 CFR § 617 (the “Borrower Rights”)), as the same may be amended or supplemented from time to time. The Administrative Agent has provided a written summary description of the Borrower Rights to the Borrower and the Lenders prior to the Closing Date and, upon request, will provide the same summary description to any Lender becoming a party hereto after the Closing Date.
1.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BORROWER:
THE ANDERSONS, INC.
By:
Name:
Title:

TERM LOAN AGREEMENT
Signature Page

ADMINISTRATIVE AGENT AND LENDER(S):
FARM CREDIT MID-AMERICA, PCA, as
Administrative Agent

By:
Name:
Title:

TERM LOAN AGREEMENT
Signature Page

FARM CREDIT MID-AMERICA, PCA, as a Lender

By:
Name:
Title:
TERM LOAN AGREEMENT
Signature Page

ANNEX A
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Term Loan Commitment	Applicable Percentage
Farm Credit Mid-America, PCA	$100,000,000.00	100.000000000%
Total	$100,000,000.00	100.000000000%